Exhibit 99.3

MID-AMERICA APARTMENTS, L.P.

CONSENT FORM

The undersigned holder of Class A Common Units of limited partnership interest (“Units”) in Mid-America Apartments, L.P. (the “Partnership”) hereby votes in the following manner with respect to the matters set forth below:

To approve the Agreement and Plan of Merger, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., the Partnership, Martha Merger Sub, LP, Colonial Properties Trust and Colonial Realty Limited Partnership (the “Merger Agreement”), and the Partnership Merger, as described in the Merger Agreement.

☐	☐	☐

Consents	Does not consent	Abstains

To approve the Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P.

☐	☐	☐

Consents	Does not consent	Abstains

The above proposals are described more fully in the accompanying Joint Consent Solicitation/Prospectus. All of the Units held by the undersigned will be represented by this Consent Form and will be deemed to have been voted in accordance with the elections specified by the holder named below. If no elections are specified, or if an election is made with respect to only one of the above proposals, any otherwise properly completed and signed Consent Form will be deemed to be approval, to the extent not indicated otherwise above, of (1) the Merger Agreement and the Partnership Merger and (2) the Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P.

This consent is solicited by Mid-America Apartment Communities, Inc., as the general partner of the Partnership, on behalf of the Partnership.

This Consent Form given, if effective, will be binding upon the undersigned holder of Units and upon any subsequent transferee(s) of the Units to which this Consent Form corresponds, subject only to revocation by the delivery of a written notice of revocation by the undersigned holder, executed and filed in the manner and within the time period described in the Joint Consent Solicitation/Prospectus.

In order to be counted, this Consent Form must be received by the Partnership prior to 11:59 p.m., Central Daylight time, on September 26, 2013.

This fully completed and executed Consent Form should be sent by mail in the self-addressed, postage-paid envelope enclosed for that purpose, or by overnight courier, or by facsimile, to the Partnership, as follows:

If delivered by mail or by courier, to:	If delivered by facsimile, to:
Mid-America Apartments, L.P. Attn: Leslie Wolfgang 6584 Poplar Avenue Memphis, Tennessee 38138	Mid-America Apartments, L.P. Attn: Leslie Wolfgang Facsimile Number: (901) 435-5433 Telephone Number: (901) 682-6600

Please sign your name below exactly in the same manner as the name(s) in which ownership of the Units is registered. When units are held by two or more joint holders, all such holders must sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:	Signature if held jointly:

Name:	Name:

Number of Units:
Date:
, 2013

FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.